UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2006

CHINA AUTOMOTIVE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

000-33123
(Commission File Number)

Delaware	33-0885775
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(Address of principal executive offices, with zip code)

(86) 716-832-9196
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to our Standby Equity Distribution Agreement (“SEDA”) dated March 20, 2006, we sold 303,128 shares of common stock to Cornell Capital Partners, LP (“Cornell Capital”) on November 22, 2006.  In accordance with the SEDA, the number of shares was calculated as $3,000,000 divided by $9.8968. We selected $3,000,000 as the gross advance for this particular SEDA transaction. The $9.8968 price per share was calculated, under the SEDA, by multiplying the lowest daily volume weighted average price (as quoted by Bloomberg L.P.) in the five-day trading period from November 14, 2006 to November 20, 2006, which was $10.0475, by 98.5%. From the indicated $3,000,000 gross advance, we actually received cash proceeds of $2,864,500, net of a 4.5% retainage fee of $135,000 and a $500 structuring fee.

On October 26, 2006, we also sold 75,428 shares of common stock to Cornell Capital Partners, LP (“Cornell Capital”). In accordance with the SEDA, the number of shares was calculated as $600,000 divided by $7.9546. We selected $600,000 as the gross advance for this particular SEDA transaction. The $7.9546 price per share was calculated, under the SEDA, by multiplying $8.0757, the lowest daily volume weighted average price (as quoted by Bloomberg L.P.) in the five-day trading period from October 17, 2006 to October 23, 2006, with the trading days on which the daily volume weighted average price was below $8.06 (the Minimum Acceptable Price set in the Advance Notice) excluded, by 98.5%. From the indicated $600,000 gross advance, we actually received cash proceeds of $572,500, net of a 4.5% retainage fee of $27,000 and a $500 structuring fee.

We have stated in a SEC registration statement that the 1.5% discount and the 4.5% retainage fee constitute underwriting discounts, as does the $440,000 commitment fee (paid in the form of 37,022 shares of our common stock) which we paid to Cornell Capital in respect of the entire $15,000,000 SEDA commitment on March 20, 2006. The 303,128 shares and the 75,428 shares were issued to Cornell Capital pursuant to the Securities Act Section 4(2) registration exemption.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2006	By:	/s/ Hanlin Chen
Hanlin Chen President and Chief Executive Officer